Exhibit 99.1

NEWS RELEASE

CONTACT:
Randi Sonenshein
Senior Vice President, Finance and Strategy
713-346-2430
(rsonenshein@stagestores.com)

Stage Stores Reports Second Quarter Results and Announces a Strategic Store Closure Plan

HOUSTON, TX, August 20, 2015 - Stage Stores, Inc. (NYSE: SSI) today reported financial results for the second quarter ended August 1, 2015. Sales increased 0.9% and comparable sales increased 0.8%. On an adjusted basis, net income was $7.0 million, or $0.22 per diluted share compared to $0.35 per diluted share in the prior year.

“While we delivered a positive comp, second quarter earnings fell short of our expectation,” said Michael Glazer, President and Chief Executive Officer. “We were challenged by the impact of a weaker peso and economic softness in parts of Texas, Louisiana, Oklahoma, and New Mexico. Our earnings decline over the prior year was largely driven by a decrease in merchandise margin as we accelerated markdowns on seasonal categories. On a comparable store basis, our quarter ending inventory, excluding cosmetics, was down by 2%.”

“During the second quarter, we continued to make progress on our strategic initiatives including the expansion of our omni-channel presence, achieving direct-to-consumer growth of 21%. We are also increasing our emphasis on trends and style, improving our store environment and strengthening our connection to our customers.”

The Company also announced that, as part of a strategic evaluation of its real estate portfolio, it has launched a multi-year plan to close approximately 90 underperforming stores representing 4% of total sales.

Mr. Glazer continued, “The closure of stores should enhance our capital efficiency, deliver higher productivity and be accretive to earnings.”

2015 Guidance
The Company now expects adjusted earnings to be between $1.05 to $1.15 per diluted share, compared with previous guidance of $1.20 to $1.28 per diluted share. Comparable sales are projected to be flat, compared to the previous guidance range of flat to 2%. Weighted average diluted shares for the year are expected to be 32.5 million, and the Company anticipates a full-year tax rate of 36.6%. The Company now expects to open three new stores and close 27 store locations in fiscal 2015.

Mr. Glazer concluded, “Although we are excited for the positive benefit of our initiatives, we are reducing our full year guidance, as we expect that the macro headwinds of the first half are likely to extend to the remainder of the year. Longer term, we believe that the strategic initiatives we have in place will drive strong and consistent earnings growth and increased shareholder returns.”

Second Quarter Reported Results
Sales increased 0.9% to $380.9 million compared to $377.4 million in the prior year period. Comparable sales increased 0.8%. Net income was $1.6 million, or $0.05 per diluted share, versus $0.35 per diluted share for the prior year.

On an adjusted basis, net income was $7.0 million, or $0.22 per diluted share. Adjusted second quarter results exclude charges associated with the consolidation of the Company’s headquarters of approximately $0.6 million, or $0.01 per diluted share and impairment charges associated with the planned store closings of approximately $8.1 million, or $0.16 per diluted share.

For the year, adjusted earnings will exclude the impact of $8.7 million in year-to-date impairment charges in connection with the strategic store closures and the estimated $2.4 million in expenses associated with the previously announced corporate headquarters consolidation.

Conference Call / Webcast Information
The Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss its second quarter results. Interested parties may participate in the Company’s conference call by dialing 844-368-2238. Alternatively, interested parties may listen to a live webcast of the conference call through the Investor Relations section of the Company’s website (www.stagestoresinc.com) under the “Webcasts” caption. A replay of the conference call will be available online until midnight on Friday, September 4, 2015.

About Stage Stores
Stage Stores, Inc. operates 850 specialty department stores in 40 states and a direct-to-consumer channel under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates. The Company’s stores, predominantly located in small towns and communities, and direct-to-consumer business offer a moderately priced, broad selection of trend-right, brand name apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its e-commerce website and Send program. Its e-commerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.

Use of Adjusted (Non-GAAP) Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures help to facilitate comparisons of Company operating performance across periods. This release includes non-GAAP financial measures identified as “adjusted” results. A reconciliation of all non-GAAP financial measures to the most comparable GAAP financial measures is provided in a table included with this release.

Caution Concerning Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of the Company’s objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are based upon management’s then-current views and assumptions regarding future events and operating performance. Although management believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of its knowledge, forward-looking statements involve risks, uncertainties and other factors which may materially affect the Company’s business, financial condition, results of operations or liquidity.

Forward-looking statements are not guarantees of future performance and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, economic conditions, cost and availability of goods, inability to successfully execute strategic initiatives, competitive pressures, economic pressures on the Company and its customers, freight costs, the risks discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”), and other factors discussed from time to time in the Company’s other SEC filings. This release should be read in conjunction with such filings, and you should consider all of such risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects in its public announcements and SEC filings.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	August 1, 2015		August 2, 2014
	Amount	% to Sales (a)	Amount	% to Sales (a)

Net sales	$380,916	100.0%	$377,446	100.0%
Cost of sales and related buying, occupancy and distribution expenses	282,461	74.2%	265,106	70.2%
Gross profit	98,455	25.8%	112,340	29.8%
Selling, general and administrative expenses	95,137	25.0%	93,108	24.7%
Store opening costs	75	—%	224	0.1%
Interest expense	673	0.2%	755	0.2%
Income before income tax	2,570	0.7%	18,253	4.8%
Income tax expense	955	0.3%	7,061	1.9%
Net income	$1,615	0.4%	$11,192	3.0%

Basic earnings per share data:
Basic earnings per share	$0.05		$0.35
Basic weighted average shares outstanding	31,982		31,757

Diluted earnings per share data:
Diluted earnings per share	$0.05		$0.35
Diluted weighted average shares outstanding	32,013		31,825

(a) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Six Months Ended
	August 1, 2015		August 2, 2014
	Amount	% to Sales (a)	Amount	% to Sales (a)

Net sales	$750,229	100.0%	$749,486	100.0%
Cost of sales and related buying, occupancy and distribution expenses	570,845	76.1%	559,205	74.6%
Gross profit	179,384	23.9%	190,281	25.4%
Selling, general and administrative expenses	189,308	25.2%	189,162	25.2%
Store opening costs	379	0.1%	1,032	0.1%
Interest expense	1,252	0.2%	1,479	0.2%
Loss before income tax	(11,555)	(1.5)%	(1,392)	(0.2)%
Income tax benefit	(4,533)	(0.6)%	(538)	(0.1)%
Loss from continuing operations before income tax	(7,022)	(0.9)%	(854)	(0.1)%
Loss from discontinued operations, net of tax benefit of $4,257	—	—%	(6,748)	(0.9)%
Net loss	$(7,022)	(0.9)%	$(7,602)	(1.0)%

Basic loss per share data:
Continuing operations	$(0.22)		$(0.03)
Discontinued operations	—		(0.21)
Basic loss per share	$(0.22)		$(0.24)
Basic weighted average shares outstanding	31,866		31,624

Diluted loss per share data:
Continuing operations	$(0.22)		$(0.03)
Discontinued operations	—		(0.21)
Diluted loss per share	$(0.22)		$(0.24)
Diluted weighted average shares outstanding	31,866		31,624

(a) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	August 1, 2015	January 31, 2015
ASSETS
Cash and cash equivalents	$24,193	$17,165
Merchandise inventories, net	490,216	441,452
Prepaid expenses and other current assets	49,869	45,444
Total current assets	564,278	504,061

Property, equipment and leasehold improvements, net	289,378	285,450
Intangible asset	14,910	14,910
Other non-current assets, net	22,230	20,256
Total assets	$890,796	$824,677

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$167,597	$121,778
Accrued expenses and other current liabilities	71,224	83,004
Total current liabilities	238,821	204,782

Long-term debt obligations	90,349	45,673
Other long-term liabilities	97,941	98,292
Total liabilities	427,111	348,747

Commitments and contingencies

Common stock, par value $0.01, 100,000 shares authorized, 32,012 and 31,632 shares issued, respectively	320	316
Additional paid-in capital	399,093	395,395
Less treasury stock - at cost, 0 and 0 shares, respectively	(729)	(600)
Accumulated other comprehensive loss	(6,634)	(6,874)
Retained earnings	71,635	87,693
Total stockholders' equity	463,685	475,930
Total liabilities and stockholders' equity	$890,796	$824,677

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	August 1, 2015	August 2, 2014
Cash flows from operating activities:
Net loss	$(7,022)	$(7,602)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and impairment of long-lived assets	41,338	31,261
Loss on retirements of property, equipment and leasehold improvements	503	655
Deferred income taxes	(231)	(262)
Tax benefit from stock-based compensation	601	126
Stock-based compensation expense	5,929	4,436
Amortization of debt issuance costs	109	150
Excess tax benefits from stock-based compensation	(944)	(826)
Deferred compensation obligation	129	(112)
Amortization of employee benefit related costs	387	199
Construction allowances from landlords	1,616	2,756
Changes in operating assets and liabilities:
Increase in merchandise inventories	(48,764)	(17,058)
Increase in other assets	(6,529)	(8,416)
Increase (decrease) in accounts payable and other liabilities	25,983	(7,396)
Net cash provided by (used in) operating activities	13,105	(2,089)

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(35,572)	(30,286)
Proceeds from disposal of assets	32	1,448
Net cash used in investing activities	(35,540)	(28,838)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	234,347	227,365
Payments of revolving credit facility borrowings	(192,484)	(179,600)
Payments of long-term debt obligations	(1,222)	(1,412)
Payments for stock related compensation	(3,629)	(1,989)
Proceeds from exercise of stock awards	543	5,040
Excess tax benefits from stock-based compensation	944	826
Cash dividends paid	(9,036)	(7,971)
Net cash provided by financing activities	29,463	42,259
Net increase in cash and cash equivalents	7,028	11,332

Cash and cash equivalents:
Beginning of period	17,165	14,762
End of period	$24,193	$26,094

Stage Stores, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands, except earnings per share)
(Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net income (loss) (GAAP)	$1,615	$11,192	$(7,022)	$(7,602)
Loss from discontinued operations	—	—	—	6,748
Income (loss) from continuing operations	1,615	11,192	(7,022)	(854)
Corporate headquarters consolidation, net of tax of $239	389	—	389	—
Strategic store closure plan, net of tax of $3,068 and $3,293, respectively	4,990	—	5,358	$—
Adjusted earnings (loss) (non-GAAP)	$6,994	$11,192	$(1,275)	$(854)

Diluted earnings (loss) per share (GAAP)	$0.05	$0.35	$(0.22)	$(0.24)
Loss from discontinued operations	—	—	—	0.21
Income (loss) from continuing operations	0.05	0.35	(0.22)	(0.03)
Corporate headquarters consolidation	0.01	—	0.01	—
Strategic store closure plan	0.16	—	0.17	$—
Adjusted diluted earnings (loss) per share (non-GAAP)	$0.22	$0.35	$(0.04)	$(0.03)

	Three Months Ended
	August 1, 2015		August 2, 2014
	Amount	% to Sales (a)	Amount	% to Sales (a)
Gross profit (GAAP)	$98,455	25.8%	$112,340	29.8%
Strategic store closure plan	8,058	2.1%	—	—%
Adjusted gross profit (non-GAAP)	$106,513	28.0%	$112,340	29.8%

Selling, general and administrative expenses (GAAP)	$95,137	25.0%	$93,108	24.7%
Store opening costs (GAAP)	75	—%	224	0.1%
Interest expense (GAAP)	673	0.2%	755	0.2%
Corporate headquarters consolidation	(628)	(0.2)%	—	—%
Adjusted expenses (non-GAAP)	$95,257	25.0%	$94,087	24.9%

(a) Percentages may not foot due to rounding.